QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.27

CONFIDENTIAL DISCLOSURE AGREEMENT

        Metabolix, Inc., with a principal address at 21 Erie Street, Cambridge, Massachusetts 02139 ("Metabolix") desires to disclose to Jack W. Schuler (the "Recipient"), with an address at 28161 North Keith Drive, Lake Forest, Illinois 60045, certain confidential and proprietary business information.

        It is agreed that all disclosures of Confidential Information of Metabolix to the Recipient shall be governed by the following terms and conditions:

        1.    Purpose.    Metabolix shall disclose to the Recipient such of its Confidential Information as Metabolix, in its sole discretion, deems necessary or desirable for the Recipient to provide strategic advice to Metabolix (the "Purpose").

        2.    Confidential Information.    As used herein, the term "Confidential Information" means information and/or materials which Metabolix considers to be confidential or proprietary in nature including, but not limited to, trade secrets, know-how, inventions, improvements, chemical compounds and compositions, techniques, research and development data, financial, sales or marketing plans and data, technical data, drawings, photographs, process information, samples, equipment, specifications, designs, apparatus, inventions, improvements and/or discoveries, whether or not legally protectable, and the like.

        3.    Exceptions.    This Agreement imposes no obligation upon Recipient with respect to information that:

  a.
  is in the public domain at the time of disclosure or later becomes part of the public domain through no breach of this Agreement;

  b.
  the Recipient can demonstrate, by competent documentary proof, was in his possession without obligation of confidentiality prior to disclosure hereunder;

  c.
  is acquired by the Recipient without obligation of confidentiality from a third party who has a legal right to disclose such information; or

  d.
  is independently developed by the Recipient's employees without knowledge of or access to Metabolix's Confidential Information.

        Specific Confidential Information is not within one of the above exceptions merely because it is encompassed by a more general disclosure or can be assembled by selection of disclosures from multiple sources that are individually within the exceptions.

        4.    Use and Confidentiality.    Except as otherwise agreed in writing by Metabolix, the Recipient shall not use Metabolix's Confidential Information for any purpose other than the Purpose described above. The Recipient shall use the same degree of care to preserve the confidentiality of Metabolix's Confidential Information as he employs with respect to his own Confidential Information, but no less than a reasonable amount of care. The Recipient shall not divulge, in whole or in part, to any third party any of Metabolix's Confidential Information or the fact that discussions may be occurring between the Recipient and Metabolix or any of the terms of this Agreement without the prior written consent of Metabolix, except to the Recipient's professional advisors and attorneys (together, "Representatives") who reasonably require knowledge of such Confidential Information. The Recipient shall inform his Representatives of the confidential nature of such Confidential Information, shall cause his Representatives to treat the Confidential Information confidentially, and shall be responsible for a breach of this agreement by his Representatives. Notwithstanding the foregoing, in the event that the Recipient or any of his Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose Confidential Information, the Recipient shall, and shall cause his Representatives to, (a) promptly notify Metabolix of the existence, terms and circumstances surrounding such request, (b) consult with Metabolix on the advisability of taking legally available steps to resist or narrow such request, and (c) assist Metabolix, at its expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that Metabolix waives compliance with the provisions hereof, the Recipient or any of his Representatives, as the case may be, may disclose to any tribunal only that portion of the Confidential Information which the Recipient or his Representatives are advised by counsel is legally required to be disclosed, and the Recipient and his Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information .

        5.    Return of Confidential Information.    Upon request, the Recipient shall return or destroy all of Metabolix's Confidential Information, provided that a single copy can be retained in the Recipient's archives for the sole purpose of monitoring compliance with this Agreement.

        6.    Acknowledgement.    The Recipient hereby acknowledges that he may obtain material nonpublic information as a result of Metabolix disclosures hereunder. Recipient agrees that while he is in possession of material, nonpublic information about Metabolix, the Recipient, his spouse, children or other family members living in the same household, and any investment fund, trust, retirement plan, partnership, corporation or other entity over which Recipient has the ability to influence or direct investment decisions concerning securities (collectively, "Affiliates"), are prohibited from the following activities:

  •
  trading in Metabolix securities (including trading in options, puts, calls or other derivative securities of Metabolix);

  •
  having others trade for Recipient in Metabolix securities;

  •
  giving trading advice of any kind about Metabolix;

  •
  disclosing the material, nonpublic information about Metabolix to anyone else who might then trade ("tipping"); and

  •
  trading in the securities of any other company about which Recipient learns of material nonpublic information through discussions with Metabolix.

        7.    Limitation on Certain Actions.    For a period of 12 months from the date of this Agreement, neither the Recipient nor any of his Representatives shall make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) (x) any merger, consolidation, business combination, tender or exchange offer, purchase of Metabolix's assets or businesses, or similar transactions involving Metabolix or (y) any recapitalization, restructuring, liquidation or other extraordinary transaction involving Metabolix or any of its securities or assets. Recipient's obligations under this Paragraph 7 shall survive the termination of this Agreement pursuant to Paragraph 8 and continue through the first anniversary of the date of this Agreement.

        8.    Term.    This Agreement shall have a term of one (1) year from the effective date of this Agreement; provided that either party may terminate this Agreement upon ten (10) days written notice to the other, and provided further that the Recipient's obligations under Paragraphs 4 and 5 shall survive for five (5) years after the expiration or termination of this Agreement.

        9.    No Implied Contract or License.    No rights or obligations, including third party rights, other than those expressly recited herein are to be implied from the terms hereof. Nothing in this Agreement shall be construed to establish or require the establishment of any contract or arrangement of any kind, other than regarding the restrictions on disclosure and use as set forth herein, including without limitation any contract or arrangement for the supply of products or services, or any transfer, license, or purchase of technology by the parties hereto.

        10.    Right to Disclose.    Metabolix makes no representations or warranties, express or implied, with respect to its Confidential Information, including but not limited to warranties of merchantability and fitness for a particular purpose, nor any representation or warranty with respect to the accuracy or completeness of its Confidential Information. Metabolix shall have no liability to Recipient or his Representatives relating to or arising from use of or reliance on the Confidential Information.

        11.    Governing Law.    This Agreement is entered into under, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts.

        12.    Entire Agreement; Specific Performance.    This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both parties. Neither the discontinuation of discussions between the parties nor any other fact (except express written modification hereof) shall relieve either party from its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. The Recipient acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by the Recipient or his Representatives and that Metabolix shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use his best efforts to cause his Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this letter agreement, but will be in addition to all other remedies available at law or in equity. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

[signature page follows]

Accepted and Agreed to:

RECIPIENT:	METABOLIX, INC.
/s/ JACK W. SCHULER Jack W. Schuler	By:	/s/ SARAH P. CECIL Sarah P. Cecil, General Counsel
Date: Feb. 6, 2013	Date: Feb. 6, 2013

QuickLinks

  Exhibit 10.27
CONFIDENTIAL DISCLOSURE AGREEMENT